Exhibit 5.1

53rd at Third 885 Third Avenue New York, New York 10022-4834 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com

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Postmedia Network Inc.

Postmedia Network Canada Corp.

1450 Don Mills Road

Toronto, Ontario Canada M3B 2X7

Ladies and Gentlemen,

Re:	Registration Statement on Form F-4 with respect to

$275,000,000 Aggregate Principal Amount of

12.50% Senior Secured Notes due 2018

We have acted as special U.S. counsel to Postmedia Network Inc. (the “Issuer”) and Postmedia Network Canada Corp. (the “Guarantor”) in connection with the registration of U.S. $275,000,000 aggregate principal amount of the Issuer’s 12.50% Senior Secured Notes due 2018 (the “Exchange Notes”) and the guarantee of the Exchange Notes by the Guarantor (the “Guarantees”) under the Securities Act of 1933, as amended (the “Act”), on Form F-4 filed with the Securities and Exchange Commission (the “Commission”) on June 8, 2011 (Registration No. 333-            ) (the “Registration Statement”). The Exchange Notes and the Guarantees will be issued pursuant to the indenture, dated as of July 13, 2010 (the “Indenture”), among the Issuer, the Guarantor, The Bank of New York Mellon, as trustee (the “Trustee”), and BNY Trust Company of Canada, as collateral trustee. The Exchange Notes and the Guarantees will be issued in exchange for the Issuer’s outstanding 12.50% Senior Secured Notes due 2018 (the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as an exhibit thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

In our capacity as your special U.S. counsel in connection with such registration, we have

June 8, 2011

examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Issuer, the Guarantor, and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning the laws of the Province of Ontario and the federal laws of Canada are addressed in the opinion of Goodmans LLP. We express no opinion with respect to those matters herein, and to the extent elements of that opinion are necessary to the conclusion expressed herein, we have, with your consent, relied on the Goodmans LLP opinion that all necessary corporate action has been taken to authorize the execution and delivery of the Indenture, Exchange Notes and Guarantees.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes as contemplated by the Registration Statement, the Exchange Notes will be legally valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. When the Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes as contemplated by the Registration Statement, the Guarantees will be the legally valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest

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thereon, (d) the waiver of rights or defenses contained in Section 4.06 of the Indenture (e) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest with respect to the Indenture regarding the Exchange Notes, and (g) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantees, and the Exchange Notes (collectively, the “Documents”) have been duly authorized by the parties thereto (other than the Issuer and the Guarantor) and have been duly executed and delivered by the parties thereto and (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Issuer and the Guarantor, enforceable against each of them in accordance with their respective terms.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Validity of Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Latham & Watkins LLP